Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
THIRD QUARTER DIVIDEND OF $0.38 PER SHARE

AND AN ADDITIONAL DIVIDEND OF $0.05 PER SHARE
AND ANNOUNCES JUNE 30, 2012 FINANCIAL RESULTS

THIRD QUARTER 2012 DIVIDEND AND ADDITIONAL DIVIDEND DECLARED

New York, NY —August 7, 2012— Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.38 per share and an additional dividend of $0.05 per share, both payable on September 28, 2012 to stockholders of record as of September 14, 2012.

JUNE 30, 2012 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2012.

HIGHLIGHTS

Financial

	Q2-12		Q2-11
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (2)		$0.40		$0.33
Net investment income	$87.9	$0.40	$43.8	$0.21
Net realized losses	$(41.6)	$(0.19)	$(16.8)	$(0.08)
Net unrealized gains	$44.6	$0.20	$10.0	$0.05
GAAP net income	$90.9	$0.41	$36.9	$0.18
Dividends declared		0.37		0.35

	As of June 30,
(in millions, except per share data)	2012	2011
Portfolio investments at fair value	$5,504.8	$4,643.2
Total assets	$5,807.5	$4,911.5
Stockholders’ equity	$3,446.5	$3,134.3
Net assets per share	$15.51	$15.28

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q2-12	Q2-11
Portfolio Activity During the Period:
Gross commitments	$727.6	$889.5
Exits of commitments	$473.3	$375.8

Portfolio as of the End of the Period:
Number of portfolio company investments	144	148
Weighted average yield of debt and other income producing securities:
At fair value(3)	11.6%	12.4%
At amortized cost(4)	11.7%	12.5%

OPERATING RESULTS

For the quarter ended June 30, 2012, Ares Capital reported GAAP net income of $90.9 million or $0.41 per share (basic and diluted), Core EPS(2) of $0.40 per share (basic and diluted), net investment income of $87.9 million, or $0.40 per share (basic and diluted), and net realized and unrealized gains of $3.0 million or $0.01 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2012, total assets were $5.8 billion, stockholders’ equity was $3.4 billion and net asset value per share was $15.51.

In the second quarter of 2012, Ares Capital made $727.6 million in new commitments, including commitments to five new portfolio companies, 12 existing portfolio companies and, through the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”), three portfolio companies.  Seventeen of these new commitments were sponsored transactions.  As of June 30, 2012, 87 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $727.6 million in new commitments made during the second quarter of 2012, approximately 53% were in first lien senior secured debt, 40% were in second lien senior secured debt, 5% were in subordinated debt, and 2% were in subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans through the Senior Secured Loan Program).  Of these commitments, 81% were in floating rate debt securities of which 97% contained interest rate floors and 3% were in the subordinated certificates of the Senior Secured Loan Program, the proceeds of which were applied to co-investments with GE to fund floating rate first lien senior secured loans through the Senior Secured Loan Program, all of which carried interest rate floors.  We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

During the second quarter of 2012, significant new commitments included:

•                  $108 million in first and second lien senior term loans of a sports optics manufacturer and marketer;

•                  $90 million in first lien senior revolving and term loans of a payroll services provider;

•                  $79 million in first and second lien senior term loans of a precision components manufacturer for the aerospace industry;

•                  $67 million in a first lien senior term loan of an athletic apparel manufacturer;

•                  $50 million in a second lien senior term loan of a food service distributor;

•                  $45 million in a second lien senior term loan of a patient survey and management reports provider for the healthcare industry;

•                  $43 million in second lien senior term loans of a petroleum product manufacturer;

•                  $40 million in a first lien senior term loan of a dental services provider;

•                  $30 million in first lien senior revolving and term loans of a personalized gifts retailer;

•                  $28 million in a subordinated loan of a commercial equipment finance and leasing company; and

•                  $27 million in first lien senior revolving and term loans and equity of a data services provider for the property insurance industry.

(3)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at fair value.

(4)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total debt and other income producing securities at amortized cost.

The fair value of Ares Capital’s portfolio investments at June 30, 2012 was $5.5 billion, including $4.9 billion in debt and other income producing securities. These portfolio investments at fair value were comprised of approximately 57% of senior secured debt securities (38% in first lien assets and 19% in second lien assets), 20% of subordinated certificates of the Senior Secured Loan Program (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the Senior Secured Loan Program), 8% of senior subordinated debt securities, 5% of preferred equity securities, 9% of other equity securities and 1% of collateralized loan obligations. As of June 30, 2012, the weighted average yield of debt and other income producing securities in Ares Capital’s portfolio at fair value was 11.6%(3) (11.7% at amortized cost(4)) and 72% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “We reported strong second quarter core earnings per share of $0.40 per share well above the same period a year ago of $0.33 per share and in excess of our second quarter dividend of $0.37 per share.  During the second quarter, our investment activity rebounded from the first quarter’s levels, and our credit quality continued to be strong as evidenced by a stable weighted average portfolio grade and a decline in our non-accrual statistics.”  Mr. Arougheti continued, “Due to our performance coupled with our level of undistributed taxable income, we declared an increase in our regular quarterly dividend to $0.38 per share and an additional dividend of $0.05 per share, both of which will be payable during the third quarter.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of certain of these portfolio investments may be reduced or increased over time.

As of June 30, 2012, the weighted average grade of the investments in our portfolio at fair value was 3.0. Also, as of June 30, 2012, 2.3% of the investments in our portfolio at amortized cost (or 0.7% at fair value) were on non accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2012, Ares Capital had $101 million in cash and cash equivalents and $2.3 billion in aggregate principal amount of outstanding debt ($2.2 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $884 million available for additional borrowings under its existing credit facilities as of June 30, 2012.

In May 2012, Ares Capital amended its revolving credit facility (the “Revolving Credit Facility”) to, among other things, (i) increase the commitment size of the facility from $810 million to $900 million, (ii) extend the maturity date from January 22, 2013 to May 4, 2016, (iii) extend the expiration of the revolving period from January 22, 2013 to May 4, 2015, (iv) reduce the stated interest rate by replacing the pricing grid with an applicable spread over LIBOR of 2.25% (with no floor) and an applicable spread over “base rate” of 1.25% (with no floor) and (v) reduce the commitment fee to 0.375% for any unused portion of the Revolving Credit Facility.

In June 2012, Ares Capital, through its consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), amended its revolving funding facility (the “Revolving Funding Facility”) to, among other things, (i) increase the commitment size of the facility from $500 million to $580 million, (ii) add a feature that allows, under certain circumstances, for an increase in the size of the facility to a maximum of $865 million, (iii) extend the stated maturity date from January 18, 2017 to April 18, 2017 and (iv) extend the reinvestment period from January 18, 2015 to April 18, 2015.

In June 2012, Ares Capital repaid in full the $60 million aggregate principal amount outstanding of asset-backed notes issued under its 2006 debt securitization (the “Debt Securitization”) and terminated or discharged the agreements governing the Debt Securitization.

SECOND QUARTER 2012 DIVIDEND

For the three months ended June 30, 2012, Ares Capital declared a dividend on May 8, 2012 of $0.37 per share for a total of approximately $82 million. The record date was June 15, 2012 and the dividend was paid on June 29, 2012.

RECENT DEVELOPMENTS

In July 2012, pursuant to the terms of the amended Revolving Funding Facility, we and Ares Capital CP received an increase in the commitments under the Revolving Funding Facility of $40 million, bringing the total commitments to $620 million.

From July 1, 2012 through August 3, 2012, we had made new investment commitments of $299 million, of which $281 million were funded. Of these new commitments, 70% were in first lien senior secured debt, 17% were investments in subordinated certificates of the SSLP which were applied to co-investments with GE in first lien senior secured loans, 10% were in second lien senior secured debt and 3% were in other equity securities. Of the $299 million of new investment commitments, 97% were floating rate and 3% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.4%. We may seek to syndicate a portion of these new investment commitments to third parties, although there can be no assurance that we will be able to do so.

From July 1, 2012 through August 3, 2012, we exited $144 million of investment commitments. Of these investment commitments, 58% were first lien senior secured debt, 39% were senior subordinated debt and 3% were other equity securities. Of the $144 million of exited investment commitments, 56% were floating rate investments, 39% were fixed rate investments, 3% were non-interest bearing and 2% were investments on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 11.5%. On the $144 million of investment commitments exited from July 1, 2012 through August 3, 2012, we recognized total net realized gains of approximately $23 million.

In addition, as of August 3, 2012, we had an investment backlog and pipeline of approximately $430 million and $570 million, respectively. Investment backlog includes transactions for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore we believe are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments to third parties. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, August 7, 2012, at 11:00 a.m. (ET) to discuss its financial results for the second quarter ended June 30, 2012. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (877) 883-0383. International callers can access the conference call by dialing +1 (412) 902-6506.  All callers will need to enter the Participant Elite Entry Number 4793442 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the conference through August 22, 2012 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10015145.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $54 billion of committed capital under management as of June 30, 2012. For more information, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $5,438,184 and $5,108,663, respectively)	$5,504,813	5,094,506
Cash and cash equivalents	101,265	120,782
Receivable for open trades	304	550
Interest receivable	101,135	99,078
Other assets	99,961	72,521
Total assets	$5,807,478	$5,387,437
LIABILITIES
Debt	$2,194,808	$2,073,602
Management and incentive fees payable	98,202	92,496
Accounts payable and other liabilities	38,970	47,691
Interest and facility fees payable	28,999	26,383
Total liabilities	2,360,979	2,240,172
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 400,000 common shares authorized, 222,151 and 205,130 common shares issued and outstanding, respectively	222	205
Capital in excess of par value	3,657,160	3,390,354
Accumulated overdistributed net investment income	(9,578)	(10,449)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(267,934)	(218,688)
Net unrealized gain (loss) on investments	66,629	(14,157)
Total stockholders’ equity	3,446,499	3,147,265
Total liabilities and stockholders’ equity	$5,807,478	$5,387,437
NET ASSETS PER SHARE	$15.51	$15.34

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$138,042	$111,314	$270,927	$221,927
Capital structuring service fees	21,267	20,154	38,927	31,112
Dividend income	8,938	6,677	18,157	15,468
Management and other fees	4,512	4,601	9,444	8,050
Other income	4,796	1,561	7,838	3,441
Total investment income	177,555	144,307	345,293	279,998

EXPENSES:
Interest and credit facility fees	35,018	28,593	67,794	58,768
Incentive fees	22,733	41,746	49,119	72,687
Base management fees	20,811	17,414	40,797	34,144
Professional fees	3,548	5,514	7,234	8,146
Administrative fees	2,217	2,459	4,537	4,884
Other general and administrative	2,474	2,911	5,275	5,829
Total expenses	86,801	98,637	174,756	184,458
NET INVESTMENT INCOME BEFORE INCOME TAXES	90,754	45,670	170,537	95,540
Income tax expense, including excise tax	2,853	1,907	5,598	3,954
NET INVESTMENT INCOME	87,901	43,763	164,939	91,586
REALIZED AND UNREALIZED GAINS (LOSSES)
FROM INVESTMENTS:
Net realized gains (losses)	(38,897)	(6,374)	(46,568)	56,195
Net unrealized gains	44,606	9,992	80,786	32,226
Net realized and unrealized gains from investments	5,709	3,618	34,218	88,421
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	(2,678)	(10,458)	(2,678)	(19,318)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$90,932	$36,923	$196,479	$160,689
BASIC AND DILUTED EARNINGS PER SHARE OF COMMON SHARE	$0.41	$0.18	$0.90	$0.79
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	221,878	204,752	219,461	204,586

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2012 and 2011 are provided below.

	For the three months ended June 30,
	2012 (unaudited)	2011 (unaudited)
Basic and diluted Core EPS(1)	$0.40	$0.33
Net realized and unrealized gains (losses)	0.01	(0.03)
Incentive fees attributed to net realized and unrealized gains and losses	—	(0.12)
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.41	$0.18

(1)          Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.